EXHIBIT 5.1

May 17, 2019

Halliburton Company

3000 N. Sam Houston Parkway E.

Houston, Texas 77032

Ladies and Gentlemen:

At your request, I am rendering this opinion in connection with the proposed issuance of up to 25,000,000 shares of common stock ("Common Stock") of Halliburton Company, a Delaware corporation (the "Company"), pursuant to the Stock and Incentive Plan, as amended and restated effective as of May 15, 2019, (the "Plan") and pursuant to a Registration Statement on Form S-8.

I have examined instruments, documents, and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments and certificates I have reviewed.

Based on such examination, I am of the opinion that the shares of Common Stock to be issued by the Company pursuant to the Plan are duly authorized, and when issued and sold as described in the Plan and Registration Statement, will be legally issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement on Form S-8 and to the use of my name wherever it appears in said Registration Statement.  In giving such consent, I do not consider that I am an "expert" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,

/s/ Bruce A. Metzinger

Bruce A. Metzinger

Vice President and Assistant Secretary